Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-262192 on Form S-8 of Chord Energy Corporation (formerly Oasis Petroleum Inc.) of our report dated February 23, 2022 relating to the financial statements of Whiting Petroleum Corporation, incorporated by reference in this Current Report on Form 8-K dated July 7, 2022.

/s/ Deloitte & Touche LLP

Denver, Colorado

July 7, 2022